Exhibit 99.1
Press Release
FOR IMMEDIATE RELEASE
MARCH 26, 2007
CROSSTEX ENERGY ANNOUNCES $100 MILLION PRIVATE PLACEMENT
DALLAS, March 26, 2007 -— Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) announced that on March 23, 2007, it sold approximately 3.9 million Senior Subordinated Series D Units in a private placement for aggregate proceeds of approximately $100 million. The units will convert to common units on March 23, 2009. The financing will be used to repay indebtedness associated with the Partnership’s growth program.
“We believe that the issuance of the Senior Subordinated Series D Units, along with our existing credit facilities, will provide the capital we need to fund our existing announced projects while maintaining a conservative capital structure,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “We are gratified that we have received this strong support from the investment community.”
The Senior Subordinated Series D Units were priced using the recent average trading price of the common units. The price took into account that holders of the securities will not receive Partnership cash distributions for two years and the securities lack of liquidity during that period. The private placement was led by Lehman Brothers MLP Opportunity Fund L.P. and included ING Investment Management, LLC; Citigroup Global Markets Inc.; funds managed by Tortoise Capital Advisors, LLC; and Fiduciary Asset Management, LLC.
The securities referred to have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities.
-more-

About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, 12 processing plants, four fractionators, and approximately 160 natural gas amine-treating plants in service and approximately 35 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2006 Department of Energy data.
Crosstex Energy, Inc. owns the two percent general partner interest, a 42 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein constitute forward-looking statements. Although the companies believe that the expectations reflected in the forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct.
###
Investor Contact: Crystal C. Bell, Investor Relations Specialist
Phone: (214) 721-9407
Chris.Bell@CrosstexEnergy.com
Media Contact: Jill McMillan, Public Relations Specialist
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com